SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC 20549




                            FORM 11-K





(Mark one)

( X )           ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

           For the fiscal year ended December 31, 1994

                               OR

(   )         TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

            For the transition period from         to

                  Commission file number 1-8608




           NYNEX Corporation Savings and Security Plan
                    (Non-Salaried Employees)




                        NYNEX Corporation
      1095 Avenue of the Americas, New York, New York 10036

Item 1.Financial Statements and Exhibits.

   (a)Financial Statements of the Plan* included herein:

        Report of Independent Accountants

        Financial Statements:

          Statements of Net Assets Available for Plan Benefits as of December 31, 1994 and 1993

          Statements of Changes in Net Assets Available for Plan
          Benefits for the Years Ended December 31, 1994, 1993
          and 1992

          Notes to Financial Statements

        Schedules:

          Item 27a - Schedule of Assets Held for Investment
          Purposes as of December 31, 1994

          Other schedules are omitted because the information required is contained in the financial statements

   (b)Exhibits:

        (23) Consent of Coopers & Lybrand L.L.P.


























* This and certain other capitalized terms used but not defined herein shall have their respective meanings as defined in the Plan Prospectus.

                REPORT OF INDEPENDENT ACCOUNTANTS


To the Savings and Security Plan Committee of NYNEX Corporation:

We have audited the statements of net assets available for plan benefits of the NYNEX Corporation Savings and Security Plan (Non-Salaried Employees) as of December 31, 1994 and 1993, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the NYNEX Corporation Savings and Security Plan (Non-Salaried Employees) as of December 31, 1994 and 1993 and the changes in net assets available for plan benefits for each of the three years in the period ended
December 31, 1994, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of assets held for investment purposes as of December 31, 1994 on pages 18 to 19 is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly presented in all material respects in relation to the basic financial statements taken as a whole.





COOPERS & LYBRAND L.L.P.


New York, New York
April 7, 1995

    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED
                           EMPLOYEES)
       Statement of Net Assets Available for Plan Benefits
                        December 31, 1994

                     (Dollars in Thousands)
                                                Diversified
                                       NYNEX    Telephone    Interest                    Diversified
                                       Shares   Portfolio    Income    Loan   Government    Equity
                                        Fund    ("DTP")      Fund      Fund   Obligations   Fund       Total
ASSETS
Investments at value (Note 3)
 (cost $1,349,183)
 (see Schedule of Assets Held for
 Investment Purposes)
  NYNEX Corporation common shares    $877,428  $  9,637  $    -      $   -   $   -       $   -         $887,065
  DTP common shares, excluding NYNEX
   Corporation common shares              -     104,556        -         -       -           -          104,556
  Contracts with insurance companies
   and other financial institutions       -         -      418,398       -       -           -          418,398
  Government Obligations pooled fund      -         -          -         -     2,795         -            2,795
  Temporary cash investments           11,259       164     15,861       -       -           -           27,284
  Receivable for loans to Plan
   participants                           -         -          -      71,243     -           -           71,243
  Total Investments                   888,687   114,357    434,259    71,243   2,795         -        1,511,341

Allotments and contributions receivable
(Note 6)                                    4       -            3       -       -              1             8
InterFund, interPlan and other
 transfers receivable--net                          216        -         -       -           -              216
Receivable for securities sold            -         -          -         -       -         40,405        40,405
Dividends and interest receivable      14,088       683         34       -       -           -           14,805
Other receivables                         -         -          -         -         3         -                3
  Total Assets                        902,779   115,256    434,296    71,243   2,798       40,406     1,566,778

LIABILITIES
Expenses Payable & other payables         186        44         79       -         1            6           316
Payable for securities purchased        1,823       -          -         -       -           -            1,823
InterFund, interPlan and other
 transfers payable--net                    13       -          766       -       110          315         1,204
  Total Liabilities                     2,022       44         845       -       111          321         3,343

     Net Assets Available for
      Plan Benefits (Notes 1 and 4)  $900,757 $115,212    $433,451   $71,243  $2,687      $40,085    $1,563,435



               See notes to financial statements.

    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED EMPLOYEES)
       Statement of Net Assets Available for Plan Benefits
                        December 31, 1993

                     (Dollars in Thousands)

                                     NYNEX            Guaranteed                     Diversified
                                     Shares             Interest  Loan   Government     Equity
                                      Fund     DTP       Fund     Fund   Obligations    Fund     Total

ASSETS
Investments at value (Note 3)
 (cost $1,186,067)
 (see Schedule of Assets Held for
 Investment Purposes)
  NYNEX Corporation common shares   $843,953  $ 11,231  $  -     $   -   $    -      $   -     $  855,184
  DTP common shares, excluding NYNEX
    Corporation common shares            -     126,483     -         -        -          -        126,483
  Contracts with insurance companies
    and other financial institutions     -         -     355,106     -        -          -        355,106
  Government Obligations pooled fund     -         -       -         -       1,863       -          1,863
  Other marketable securities
    pooled fund                          -         -       -         -        -       18,199       18,199
  Temporary cash investments          10,289        60    27,943     -          35       646       38,973
  Receivable for loans to Plan
    participants                         -         -       -      48,968      -          -         48,968

  Total Investments                  854,242   137,774   383,049  48,968     1,898    18,845    1,444,776

Allotments and contributions receivable
  (Note 6)                             1,538       -         869     -          10       166        2,583
InterFund, interPlan and other
 transfers receivable--net               -         -       -         444      -          626        1,070
Dividends and interest receivable     12,403       721         7     -        -            1       13,132

  Total Assets                       868,183   138,495   383,925  49,412     1,908    19,638    1,461,561

LIABILITIES
Accrued expenses                          76        22         8     -        -            1          107
InterFund, interPlan and other
 transfers payable--net                  266       724       701     -          27       -          1,718
Payable for investments purchased      1,806        -       -        -        -          -          1,806

  Total Liabilities                    2,148       746       709     -          27         1        3,631

     Net Assets Available for
      Plan Benefits (Notes 1 and 4) $866,035  $137,749  $383,216 $49,412 $  1,881    $19,637   $1,457,930



               See notes to financial statements.

    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED EMPLOYEES)
       Statement of Changes in Net Assets Available for Plan Benefits
                    For the year ended December 31, 1994

                     (Dollars in Thousands)

                                    NYNEX             Interest                       Diversified
                                     Shares            Income    Loan   Government     Equity
                                     Fund     DTP       Fund     Fund   Obligations   Portfolio    Total

Allotments, Contributions
and Transfers:

Employee allotments              $ 56,743  $   -     $ 58,914   $   -    $1,013      $14,315      $130,985
Employing Company
 contributions (Note 6)            60,076      -          -         -       -            -          60,076
Loans to participants, net
 of transfers of participants'
 balances                         (12,648) (12,310)    (5,158)    21,831    (59)       6,507        (1,837)

  Total allotments, contributions,
   allocations and transfers      104,171  (12,310)    53,756     21,831    954       20,822       189,224

Investment income:
Dividends on NYNEX Corporation
 common shares                     54,240      639        -         -       -            -          54,879
Other dividends                       -      4,904        -         -       -            -           4,904
Interest                            2,665        8     27,958       -        25          288        30,944

Net appreciation (depreciation)
 in the fair value of investments (74,166)  (8,775)      -          -        19          539       (82,383)

  Total increase (decrease)        86,910  (15,534)    81,714     21,831    998       21,649       197,568

Less:Administrative expenses          619      110        300       -         8           33         1,070
     Distributions to participants 51,569    6,893     31,179       -       184        1,168        90,993

  Net increase (decrease)          34,722  (22,537)    50,235     21,831    806       20,448       105,505

Net Assets Available for Plan Benefits:

Beginning of year-January 1, 1994 866,035  137,749    383,216     49,412  1,881       19,637     1,457,930

End of year-December 31, 1994
    (Note 4)                     $900,757 $115,212   $433,451    $71,243 $2,687      $40,085    $1,563,435






               See notes to financial statements.

    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED EMPLOYEES)
       Statement of Changes in Net Assets Available for Plan Benefits
                    For the year ended December 31, 1993

                     (Dollars in Thousands)


                                        NYNEX            Guaranteed                        Diversified
                                        Shares            Interest   Loan   Government       Equity
                                         Fund     DTP       Fund     Fund   Obligations     Portfolio     Total
Allotments, Contributions and
  Transfers:

Employee allotments                  $ 55,230  $    -    $ 55,997   $   -    $  601        $ 7,153      $  118,981
Employing Company
 contributions (Note 6)                56,172       -           -       -       -              -            56,172
Transfers of participants'
 balances--net                         (2,256)   (6,079)   (8,275)    13,346    (46)         3,915             605

  Total allotments, contributions
   and transfers                      109,146    (6,079)   47,722     13,346    555         11,068         175,758

Investment income:
 Dividends on NYNEX Corporation
  common shares                        46,975       670         -       -       -              -            47,645
 Other dividends                            -     5,049         -       -       -              -             5,049
 Interest                               1,963        12    26,004       -         7             94          28,080

Net appreciation (depreciation) in
 the fair value of investments        (42,672)   12,961        -        -        81          1,149         (28,481)

  Total increase                      115,412    12,613    73,726    13,346     643         12,311         228,051

Less:  Administrative expenses            741       127       312       -         2             14           1,196
       Distributions to participants   38,624     5,623    19,880       -        97            314          64,538

  Net increase                         76,047     6,863    53,534    13,346     544         11,983         162,317

Net Assets Available for Plan Benefits:

 Beginning of year--January 1, 1993   789,988   130,886   329,682    36,066   1,337          7,654       1,295,613

 End of year-December 31, 1993
   (Note 4)                          $866,035  $137,749  $383,216   $49,412  $1,881        $19,637      $1,457,930



               See notes to financial statements.

    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED EMPLOYEES)
       Statement of Changes in Net Assets Available for Plan Benefits
                    For the year ended December 31, 1992

                     (Dollars in Thousands)
                                    NYNEX            Guaranteed                       Diversified
                                    Shares            Interest   Loan   Government       Equity
                                     Fund     DTP       Fund     Fund   Obligations     Portfolio    Total
Allotments, Contributions and
  Transfers:

Employee allotments              $ 48,896  $    -    $ 54,396   $   -    $  459        $3,473     $  107,224
Employing Company
 contributions (Note 6)            46,852       -         -         -       -             -           46,852
Transfers of participants'
balances--net                      (3,854)   (6,561)   (3,233)   14,385     233         1,650          2,620

  Total allotments, contributions
   and transfers                   91,894    (6,561)   51,163    14,385     692         5,123        156,696

Investment income:
 Dividends on NYNEX Corporation
  common shares                    41,326       763       -         -       -             -           42,089
 Other dividends                      -       5,368       -         -       -             -            5,368
 Interest                           1,515        37    25,560       -         6            44         27,162

Net appreciation in the fair
 value of investments              28,295    12,530       -         -        55           457         41,337

  Total increase                  163,030    12,137    76,723    14,385     753         5,624        272,652

Less: Distributions to
        participants               65,694    12,856    34,502       -        64           313        113,429

  Net increase (decrease)          97,336      (719)   42,221    14,385     689         5,311        159,223

Net Assets Available for
    Plan Benefits:

Beginning of year-January 1, 1992 692,652   131,605   287,461    21,681     648         2,343      1,136,390

End of year--December 31, 1992
    (Note 4)                     $789,988  $130,886  $329,682   $36,066  $1,337        $7,654     $1,295,613




               See notes to financial statements.

    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED EMPLOYEES)
                       NOTES TO FINANCIAL STATEMENTS

1.   Plan Description

     The Plan* was established by NYNEX Corporation ("NYNEX") to provide a convenient way for non-salaried employees to save on a regular and long-term basis. Participants are able to invest in one or various allowable combinations of four funds: NYNEX Shares Fund, Government Obligations, the Diversified Equity Portfolio and the Interest Income Fund.

     The NYNEX Shares Fund invests primarily in the Common Stock of NYNEX.

     The Diversified Telephone Portfolio ("DTP") contains shares of American Telephone and Telegraph Company ("AT&T") and of NYNEX and the other regional holding companies formed in connection with the court-ordered divestiture effected by AT&T on January 1, 1984. Initial investments in the DTP represented amounts previously invested in the AT&T Shares Fund of the predecessor Bell System Savings and Security Plan (Non-Salaried Employees). No new contributions or allotments may be invested in the DTP under the Plan and all earnings of the DTP will be invested in the NYNEX Shares Fund.

     The Diversified Equity Portfolio invests in a Bankers Trust Company pooled Equity Index Fund. This fund is principally a portfolio of common stocks constructed and maintained with the objective of providing investment results which approximate the overall performance of the common stocks included in the Standard and Poors Composite Index of 500 stocks. On December 30, 1994, the Plan's portion of the Bankers Trust Equity Index Fund was liquidated. No significant gains or losses were realized from the liquidation since the closing price of the securities on December 30, 1994 was the price at which they were transferred to NYNEX Asset Management Company ("NAMCO") on January 3, 1995. On this date, NAMCO became the investment manager for the Diversified Equity Portfolio, and invested the proceeds from liquidation accordingly. The fund remains an S&P 500 Index fund, with the objective of approximating the performance of the stocks included in the S&P 500.

     The Government Obligations fund invests in a Bankers Trust Company pooled Short Government Bond Index Fund. This fund invests primarily in fixed income securities of the United States Government or any agency thereof with the objective of providing investment results which approximate the overall performance of the securities included in the Lehman Brothers Inc. 1 - 3 year Government Index.

     The Interest Income Fund, previously known as the Guaranteed Interest Fund, invests primarily in a diversified portfolio of guaranteed insurance contracts issued by insurance companies ("GICs") and synthetic GICs issued by other financial institutions. The Plan is exposed to credit risk in the event of nonperformance by the entities with whom the contracts are placed. The Plan seeks to minimize credit risk by diversifying among a group of GIC issuers and other financial institutions which meet certain investment criteria established by NAMCO. These contracts guarantee a fixed rate of interest for a fixed


* This and certain other capitalized terms used but not defined herein shall have their respective meanings as defined in the Plan Prospectus.

    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED EMPLOYEES) period of time or (ii) a fixed rate of interest for a fixed or indefinite period of time combined with the right to participate in income earned above such fixed rate. Such fund is not guaranteed by any of the Employing Companies.
     Effective September 1, 1993 the Plan was changed to allow greater flexibility for investments in a wider range of interest bearing investments by redefining the types of investments permitted under the Guaranteed Interest Fund.

     Pursuant to the Plan, loans were made available to certain Participating Employees effective January 1, 1989. The amount that an eligible Participating Employee may borrow is limited by certain factors, including the employee's vested interest in the respective employee's pre-tax account. Except under certain circumstances, the loans provide for periodic repayments over a period not to exceed five years, at an interest rate determined under the Plan. Effective September 1, 1993, participants also may prepay the entire loan at any time, after the first of the month following the loan effective date. Loans are collateralized by the Participating Employee's account and are recorded in the Loan Fund.

     Bankers Trust Company is the Trustee for the Plan.

     For a complete description of the Plan, participants should refer to the Plan Prospectus.

2.   Plan Amendments

  Effective April 1, 1995, the Plan was changed in certain respects including the following:

  - to reduce the minimum Employee Basic Allotment.

  Effective January 3, 1995, the Plan was changed in certain respects including the addition of five new investment options to conform to the requirements of ERISA Section 404(c). The new options are as follows:

  - The U.S. Balanced Fund invests in stocks and bonds of U.S.
     corporations in a variety of industries. This fund targets approximately 60 percent in stocks with most of the remainder in bonds.

  - The Global Balanced Fund invests in international capital markets, primarily in stocks and bonds. The fund is diversified and has representations in a variety of countries, from those of the most mature and developed nations to those still in the developmental stages. The fund targets approximately 65 percent in stocks with most of the remainder in bonds.

  - The U.S. Equity Fund invests primarily in a broad array of domestic common stocks.

    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED EMPLOYEES)

  - The International Equity Fund invests in twenty international equity markets of developed countries in Europe and the Pacific; it is well diversified and has representation in many industries. The stocks held may include both large and small capitalization stocks.

  - The U.S. Small Cap Fund invests in the domestic stocks of smaller-sized companies, generally with market capitalization under $1 billion at the time of purchase.

  - The new funds are valued on a daily basis. The unit value is determined as of the close of regular trading on the New York Stock Exchange and is computed by dividing the value of each fund's adjusted net assets by the total number of its units outstanding.

  - Portfolio securities and other assets are valued primarily on the basis of market quotations. Foreign securities are valued on the basis of quotations from the primary market in which they are traded and are translated from the local currency into U.S. dollars using current exchange rates. To the extent reliable quotations are not readily available for any reason, NYNEX, the trustee and/or the recordkeeper will determine a quotation they believe accurately reflects fair value. If a fair value is unavailable for a significant amount of securities or other assets, a unit value will not be determined that day.

  Effective August 1, 1994, the Plan was changed in certain respects, including the following:

  - the valuation for each investment option will be performed daily.

  Effective April 1, 1994, the Plan was changed in certain respects including the following:

  - employees leaving the Employing Company can request a payout of substantially equal monthly or yearly payments over their lifetime.

  - renegotiation of loans has been eliminated. Participants may have as many as two outstanding loans at one time.

  - the Guaranteed Interest Fund was renamed the Interest Income Fund.

  - each Participating Employee shall direct that the Employee Basic Allotment and Employee Supplementary Allotment be invested, in whole percentage increments, in any of the followings funds, provided that a minimum of ten percent of the total of such allotments must be invested in any fund in which the Participating Employee invests:

                (i) NYNEX Shares Fund;
               (ii) Government Obligations;
              (iii) Diversified Equity Fund; or
               (iv) Interest Income Fund.

  - participants are permitted twelve transfers per year, one such transfer shall be allocated to, and may only be made in, each of the calendar quarters and may not be made in any other calendar quarter and eight such transfers may be made at any time during the Plan Year.

    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED EMPLOYEES)

     Effective September 1, 1993, the Plan was changed in certain respects, including the following:

     - to provide that a Participating Employee may apply for a loan immediately upon having a sufficient Pre-Tax Allotment Account balance available under the Plan, may prepay a loan at any time after the first of the month following the loan effective date and may initiate a new loan the month following the payoff of the existing loan.

     - to permit the Committee to set loan interest rates; for loan cycles beginning September 16, 1993, the Committee set the loan interest rates based on the prime rate.

     - to increase the number of allotment changes to 12 times per calendar year.

     - to increase the number of investment direction changes to 12 times per calendar year.

     - to restructure the hierarchical sequence of withdrawals to allow participants access to the greatest amount of tax free money available without incurring penalty or forfeiture (according to Internal Revenue Service Regulations).

     - to allow beneficiaries an additional election to receive cash for investments in NYNEX Shares and DTP.

     - to eliminate the six month period during which a transfer of plan balances between non-salaried and salaried plans must occur after a change of status; the transfer can take place at any time.

     - to allow Government Obligations fund to be transferred directly to Guaranteed Interest Fund, and to eliminate the six month waiting period on transfers from Government
       Obligations fund to Guaranteed Interest Fund.

     - to eliminate unrestricted transfers from Guaranteed Interest Fund to Government Obligations fund and allow Guaranteed Interest Fund transfers into Government Obligations after they have been transferred into and remain at least three months in NYNEX Shares, the Diversified Equity Portfolio or any other applicable funds.

    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED EMPLOYEES)

     - to increase the number of fund transfers from two times a year with a six month wait between transfers to four times a year, but no more frequently than once in any three month period.

     - to allow fund transfers in 1 percent increments
       (currently 50% or 100%).

     - to allow special opportunities, as determined by NYNEX, to transfer Guaranteed Interest Fund assets to Government
       Obligations.

     Effective January 1, 1993 the Plan was changed in certain respects, including the following:

     - to provide that the company match will increase to 66
       2/3% of the employee's basic allotment; and

     - to provide that the Plan shall pay administrative fees out of its trust to the extent permitted by law.

     The Plan is being administered in compliance with the Unemployment Compensation Amendments Act of 1992 and the regulations thereunder and will be amended on or before the date required by law.

3.   Accounting Policies

     Change in Accounting Principle

     During 1993, the Plan changed its method of accounting for distributions payable. Distributions payable were previously reported as a liability in the Statement of Net Assets Available for Plan Benefits. In May 1993, the American Institute of Certified Public Accountants issued a new audit and accounting guide (the "Guide"). The Guide states that benefit amounts should not be accrued as liabilities. Therefore, a retroactive adjustment was made to reflect the effect of the change in accounting principle in the Statement of Net Assets Available for Plan Benefits and the Statement of Changes in Net Assets Available for Plan Benefits as of and for the year ended December 31, 1992.

     Reclassification

     Certain components of the 1992 Statement of Changes in Net
     Assets Available for Plan Benefits have been reclassified to conform with the 1993 presentation.

    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED EMPLOYEES)

     Value of Investments

     The value of NYNEX shares and the value of the shares of each company in the DTP are determined on the basis of the closing price per share as quoted by the New York Stock Exchange Composite Transactions listing on December 31 or, if no sales were made on that date, at the closing price on the next preceding day on which sales were made.

     The value of the Plan's investment in the pooled Equity Index Fund included in the Diversified Equity Portfolio during 1994 and the pooled Short Government Bond Index Fund included in the Government Obligations fund is based on each pooled fund's respective per share value. The trustee of the pooled funds determines per share value based upon market value of the underlying securities held by the funds at December 31.

     The value of each contract with an insurance company or other financial institution included in the Interest Income Fund is determined at December 31, based upon the principal then invested in the fund plus the interest then accrued on such principal, which approximates the estimated market value.

     Purchases and Sales of Investments

     Purchases and sales of investments are reflected as of the trade date.

     Realized gains and losses on sales of investments are determined on the basis of average cost.

     Investment Income

     Dividend income is recorded on the ex-dividend date.
     Interest earned on investments is recorded on the accrual basis.

     Appreciation (Depreciation) of Investments

     The Statement of Changes in Net Assets Available for Plan Benefits reflects the net appreciation (depreciation) in the fair value of the Plan's investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED EMPLOYEES)

4.   Number and Value of Units

     The interest of an employee in each type of investment of the Plan, with the exception of the Loan Fund, is represented by units as described in Section 8 of the Plan. Effective August 1, 1994, a Participant's unit value is determined daily (see Note 2). The number and value of units for each month end in 1994 and December 31, 1993, carried to the fourth decimal place, were as follows:

                                 December 31, 1994    December 31, 1993
                                Number     Value     Number       Value
                               of Units   Per Unit  of Units    Per Unit
     NYNEX Shares Fund      196,372,800  $4.5870   183,682,665  $4.7148
     Diversified Telephone
      Portfolio              23,059,479   4.9963    25,820,497   5.3349
     Interest Income Fund    93,447,923   4.6384    87,943,940   4.3575
     Government Obligations   2,288,845   1.1731     1,595,337   1.1791
     Diversified Equity Fund 30,802,010   1.3014    15,236,542   1.2888

                                               Diversified
                        NYNEX Shares     Telephone Portfolio
                   Number       Value       Number       Value
     1994         of Units     Per Unit    of Units     Per Unit
                         (Unaudited)            (Unaudited)
     January     183,695,897  $4.8016     25,822,480   $5.5177
     February    185,339,767   4.3702     25,736,982    5.1576
     March       186,362,420   4.1464     25,629,617    5.0558
     April       189,341,835   4.3349     24,260,001    5.1841
     May         190,122,740   4.4808     24,211,013    5.2464
     June        191,516,270   4.5810     24,109,161    5.3467
     July        192,296,526   4.6562     23,954,696    5.4036
     August      191,861,925   4.6711     23,687,762    5.3512
     September   193,818,261   4.7266     23,539,354    5.2257
     October     194,654,851   4.8168     23,387,175    5.2178
     November    195,190,234   4.6205     23,217,273    4.9322

                 Government Obligations   Diversified Equity Fund
                   Number       Value       Number       Value
     1994         of Units     Per Unit    of Units     Per Unit
                         (Unaudited)            (Unaudited)
     January     1,595,190    $1.1827     15,234,054   $1.3299
     February    1,664,363     1.1756     16,527,818    1.2953
     March       1,733,206     1.1704     18,367,481    1.2428
     April       1,716,142     1.1648     20,018,567    1.2570
     May         1,770,544     1.1661     21,636,110    1.2771
     June        1,903,970     1.1687     23,198,083    1.2475
     July        1,994,627     1.1782     24,508,223    1.2867
     August      2,055,185     1.1797     26,001,462    1.3362
     September   2,155,225     1.1775     27,544,873    1.3039
     October     2,229,016     1.1798     28,689,886    1.3327
     November    2,260,259     1.1749     29,606,114    1.2844


    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED EMPLOYEES)
                 NOTES TO FINANCIAL STATEMENTS (Continued)

                                    Interest Income Fund
                                Number           Value
          1994                 of Units         Per Unit
                                      (Unaudited)
          January          87,946,239           $4.3667
          February         88,785,458            4.3892
          March            89,320,873            4.4145
          April            89,771,836            4.4383
          May              90,252,888            4.4635
          June             90,683,074            4.4880
          July             90,828,049            4.5118
          August           90,406,151            4.5397
          September        91,895,453            4.5636
          October          92,530,683            4.5887
          November         92,889,439            4.6119

5.   Federal Income Taxes

     In June 1993, the Internal Revenue Service issued a determination that the Plan meets the requirements of
     Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and is exempt from federal income taxes under Section 501(a) of the Code. On March 31, 1995, NYNEX submitted the Plan for a determination that the Plan, including the changes required by the Tax Reform Act of 1986 and subsequent enactments, continues to be qualified under
     Section 401(a) of the Code. For information on the federal income tax status of the employee with respect to the Plan, participants should refer to the Plan Prospectus.

6.   Allotments and Contributions

     As a general rule, an Eligible Employee may authorize a basic allotment from 2% to 6% of Basic Weekly Rate. A supplementary allotment of not more than 10% of Basic Weekly Rate may be authorized by employees electing the maximum 6% basic allotment. Effective January 1, 1993 the Plan was changed to provide that the company match will increase to 66 2/3% of the employee's basic allotment. During 1992, Employing Company Contributions were made based upon an amount equal to 60% of the authorized basic allotment of each participating employee.

     Contributions are subject to applicable rules set forth in the Code and the regulations thereunder.

     All units forfeited under the Plan by an employee shall be applied as a credit to reduce subsequent contributions of the Employing Company at the time of forfeiture.

7.   Termination Priorities

     In the event that the Plan is terminated, subject to conditions set forth in the Employee Retirement Income Security Act of 1974, as amended, the Plan provides that the net assets shall be distributed to Participating Employees in an amount equal to their respective interest in such assets.

    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED EMPLOYEES)
                 NOTES TO FINANCIAL STATEMENTS (Continued)

8.   Plan Expenses

     Prior to 1993, Plan expenses, which related primarily to the cost of administering the Plan, were paid by NYNEX.
     Effective January 1, 1993, the Plan pays certain administrative fees out of its trust in accordance with Plan provisions and to the extent permitted by law, and any fees not paid by the Plan are paid by NYNEX.

9.   Reconciliation of Form 11-K to Form 5500

     The Department of Labor requires that amounts allocated to accounts of persons who have elected to withdraw from the Plan but have not yet been paid be reported as liabilities on the Plan's Form 5500. In accordance with the Guide, benefit amounts should not be accrued as liabilities of the Plan. The following is a reconciliation to the amounts reported on Form 5500:

       Distributions to participants as presented
       in the Statement of Changes in Net Assets
       Available for Plan Benefits for the year
       ended December 31, 1994                     $90,993,000


       Add: Benefits claims payable presented in the Statement of Net Assets Available for Plan Benefits contained in Form 5500 as of December 31, 1994 (see Note 3)858,000


       Less:  Benefits claims payable presented in the
       Statement of Net Assets Available for Plan
       Benefits contained in Form 5500 as of
       December 31, 1993 (see Note 3)                4,354,000


       Benefit payments and payments to provide benefits directly to Participants and beneficiaries presented in the Statement of Changes in Net Assets Available
       for Plan Benefits contained in Form 5500 for the year
       ended December 31, 1994                     $87,497,000

10.  Concentrations of Credit Risk

     Financial instruments which potentially subject the Plan to concentrations of credit risk consist principally of investment contracts with insurance companies and other financial institutions.

     The Plan places its investment contracts with high-credit quality insurance companies and financial institutions and, by policy, limits the amount of credit exposure to any one company or institution.

    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED EMPLOYEES)
         ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                     (Dollars in Thousands)
                                                                              December 31, 1994
                                                                   Number of
                                                                   Shares or
                                                                   Principal
            Name of Issuer and Title of Issue                       Amount       Cost      Value

  NYNEX SHARES
   NYNEX Corporation common shares*--
   (97.4%).........................................       23,878,593 shs     $795,421  $877,428
   Temporary Cash Investments--
   (1.3%)................................................       $11,259        11,259    11,259

          Total NYNEX Shares--
          (98.7%)..............................................               806,680   888,687

  DIVERSIFIED TELEPHONE PORTFOLIO
   NYNEX Corporation common shares--
   (8.4%)..............................................      262,222 shs        3,723     9,637

   Other common shares:
      American Telephone and Telegraph Company
      ........................................               568,857 shs        9,075    28,585
      American Information Technologies Corporation
      ...................................                        394,440        3,887    15,946
      Bell Atlantic Corporation
      .....................................................      260,810        3,970    12,975
      BellSouth Corporation
      .....................................................      265,403        4,701    14,364
      Pacific Telesis Group, Inc.
      .....................................................      261,447        1,734     7,460
      Southwestern Bell Corporation
      ...................................................        393,709        3,682    15,896
      U S WEST Inc.
      .....................................................      261,888        3,398     9,330

          Total Other common shares--
          (90.8%)..........................................                    30,447   104,556

   Temporary Cash Investments--
   (.1%)....................................................        $164          164       164

          Total Diversified Telephone Portfolio--
          (99.3%)..............................                                34,334   114,357

  INTEREST INCOME FUND
   Contracts with Insurance Companies and Other Financial
   Institutions:+
      American International Life Assurance Co., 5.84%-7.64%,
      matures 9/30/95-9/30/97..                               24,599 shs       24,599    24,599
      Bank of America, 9.11%, matures
      10/01/95.........................................            5,879        5,879     5,879
      Bankers Trust Company, 8.95%, matures
      10/01/95...................................                  5,170        5,170     5,170
      Brundage Story & Rose, 6.13%, matures
      4/01/99....................................                 12,551       12,551    12,551
      CDC Investment Management Corporation, 5.59%-7.51%,
      matures 6/30/96-9/30/99......                               52,220       52,220    52,220
      Confederation Life Insurance, 8.52%, matures 1/2/96**
      ...........................                                 12,612       12,612    12,612
      John Hancock Mutual Life Insurance Company, 6.00%-7.05%,
      matures 10/01/97-10/1/98                                    30,758       30,758    30,758
      Metropolitan Life Insurance Company, 5.67%-9.05%, matures
      1/15/95-9/30/98........                                     57,702       57,702    57,702
      New York Life Insurance Company*, 5.15.%-7.60%, matures
      12/31/96-6/30/99.........                                   90,952       90,952    90,952
      Provident National Assurance Company, 6.34%-8.23%, matures
      1/2/95-4/1/96.........                                      31,540       31,540    31,540
      The Prudential Insurance Company of America, 5.71%-7.00%,
      matures 3/31/96-12/31/98                                    61,689       61,689    61,689
      Union Bank of Switzerland, 5.10%-6.86%, matures 1/01/95-
      9/30/98 .................                                   32,726       32,726    32,726

          Total Contracts with Insurance Companies
            and Other Financial Institutions:--
          (96.5%)................................                             418,398   418,398


    NYNEX CORPORATION SAVINGS AND SECURITY PLAN (NON-SALARIED EMPLOYEES)
         ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                     (Dollars in Thousands)

                                                                             December 31, 1994
                                                                  Number of
                                                                  Shares or
                                                                  Principal
            Name of Issuer and Title of Issue                       Amount      Cost     Value

   Temporary Cash Investments--(3.7%)..........................    $15,861 $   15,861  $   15,861

          Total Interest Income Fund--(100.2%)................                434,259     434,259

  LOAN FUND
   Receivable for loans to Plan
     Participants--(100%)......................................    $71,243     71,243      71,243

          Total Loan Fund:--(100%)............................                 71,243      71,243

  GOVERNMENT OBLIGATIONS
   Pooled Short Government Bond Index Fund--(104%).............. 2,315,264 shs  2,667       2,795

          Total Government Obligations--(104%)...............                   2,667       2,795

            GRAND TOTAL--(96.7%) ............................              $1,349,183  $1,511,341


*    Investment represents 5% or more of the Plan's Net Assets
     Available for Plan Benefits.

+ The contracts with insurance companies and other financial institutions guarantee the crediting of interest at a stated rate on monies placed with them. Collectively, these contracts result in a composite interest rate. The composite interest rate for the calendar year 1994 was approximately 6.8%. The composite interest rate for calendar years after 1994 may be either higher or lower due to changing market conditions.

     The amount of interest credited to the Fund is a function of the timing and size of the remittance of participants' allotments, company contributions and proceeds from maturing contracts. Participant-directed transactions may also cause the actual yield for 1995 to vary from the composite rate for 1994.

** The financial institution was assigned an "E" rating by major rating agencies due to a deteriorating financial condition. The institution is currently in a plan of rehabilitation proceedings under the Canadian government's supervision.
     Interest was earned and accrued on the value of the contract up until August 12, 1994, after which interest was no longer accrued.

NOTE:Percentages in parentheses represent the percentage of each fund's net assets available for Plan benefits.

               CONSENT OF INDEPENDENT ACCOUNTANTS














We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 33-51897, 2-94110, 33-21635, 33-
27802, 33-16570, 2-95634 and 2-95780) of NYNEX Corporation of our
reports dated April 7, 1995 on our audits of the financial statements of the NYNEX Corporation Savings Plan for Salaried Employees and the NYNEX Corporation Savings and Security Plan (Non-Salaried Employees) as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994 and the accompanying schedules of assets held for investment purposes as of December 31, 1994, which are included in the Annual Reports on Form 11-K for the above referenced Plans filed, by amendment, as exhibits to the Annual Report on Form 10-K of NYNEX Corporation for the year ended December 31, 1994.










COOPERS & LYBRAND L.L.P.


New York, New York
April 21, 1995

                           SIGNATURES








Pursuant to the requirements of the Securities Exchange Act of 1934, the Savings and Security Plan Committee of NYNEX
Corporation has duly caused this annual report to be signed by the undersigned thereunto duly authorized.



                                NYNEX CORPORATION SAVINGS AND SECURITY
                                  PLAN (NON-SALARIED EMPLOYEES)





                                By   D. J. Sacco
                                    (D. J. Sacco, Chairman,
                                     Savings and Security Plan
                                     Committee)







Date:  April 26, 1995